TERMINATION AGREEMENT

This Termination Agreement dated as of December 16, 2021, is made by and among Fresh Farms E-Liquid, LLC, a California limited liability company, Anthony J. Devincentis, Jakob M. Audino, Forrest F. Town, John Z. Petti, LFTD Partners Inc.,         a Nevada corporation, Gerard M. Jacobs, Nicholas S. Warrender, William C. Jacobs, Christopher G. Wheeler and Matt Winters (individually a “Party”, and collectively the “Parties”).

In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows, intending to be legally bound hereby:

1. Reference is hereby made to that certain letter of intent dated September 1, 2021, by and among the Parties (the “LOI”). Words and terms defined in the LOI are used herein with the same meaning.

2. The Parties hereby mutually agree not to proceed with the Transaction, and agree that the LOI and all obligations of the Parties thereunder are hereby terminated without payment by or penalty due from any of the Parties to any of the other Parties. Each of the Parties does hereby unconditionally and irrevocably forever release, relieve and discharge each of the other Parties and each of their respective members, shareholders, officers, directors, managers, employees and representatives from any and all claims, demands, costs, expenses, damages, actions, causes of action, liabilities and obligations, of whatever kind or nature, at both law or in equity, whether known or unknown, contingent or fixed, expected or unexpected, that such Party may have against any of the other Parties in connection with the LOI and/or the Transaction, other than the obligations explicitly set forth in Section 3 below.  Other than with respect to the obligations explicitly set forth in Section 3 below, each of the Parties specifically covenants not to sue, file any complaint or grievance, or take any action against any of the other Parties arising from the LOI and/or the Transaction, with respect to any event that occurred prior to the date of this Agreement.

3. If Fresh Farms, Devincentis, Audino, Town, Petti or any of their related parties (collectively the “Fresh Farms Parties”) elect to continue with the Audit, then all fees and expenses of Fruci incurred after the date hereof in connection with the Audit shall be the sole responsibility of, and shall be paid solely by, the Fresh Farms Parties.

4. This Termination Agreement may be signed in separate counterparts, which shall constitute one instrument, and electronic signatures may be scanned and transmitted via emails in .pdf format.

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In Witness Whereof, the Parties have executed and delivered this Termination Agreement effective as of the date first set forth above.

LFTD PARTNERS INC.,
A Nevada corporation

By	/s/ Gerard M. Jacobs	/s/ Nicholas S. Warrender
	Gerard M. Jacobs, CEO	Nicholas S. Warrender, in his individual capacity

	/s/ Gerard M. Jacobs	/s/ William C. Jacobs
	Gerard M. Jacobs, in his individual capacity	William C. Jacobs, in his individual capacity

	/s/ Christopher G. Wheeler	/s/ Matt Winters
	Christopher G. Wheeler, in his individual capacity	Matt Winters, in his individual capacity

FRESH FARMS E-LIQUID, LLC,
A California limited liability company

By	/s/ Anthony J. Devincentis	/s/ Jakob M. Audino
	Anthony J. Devincentis, CEO	Jakob M. Audino, in his individual capacity

	/s/ Anthony J. Devincentis	/s/ Forrest F. Town
	Anthony J. Devincentis, in his individual capacity	Forrest F. Town, in his individual capacity

/s/ John Z. Petti
John Z. Petti, in his individual capacity